All-Market Advantage Fund, Inc.
Exhibit 77C


The Annual Meeting of the Stockholders of Alliance All-Market
Advantage Fund, Inc. (the ?Fund?) was held on March 28, 2007and adjourned to May 4, 2007. A description of the proposal and number of shares voted at the Meeting are as follows:

1.	To elect four Directors of the Fund?s common stockholders
for a term of two or three years and until his or her successor is duly elected and qualifies.




Director

Voted for
Authority
Withheld






Class
One
(terms
expire
in
2010)
David
H.
Dievler
Michael
J.
Downey
3,457,811
3,451,190
77,883
84,504


Nancy
P.
Jacklin
3,451,435
84,259






Class
Three
(term
expires
in
2009)
Earl D.
Weiner
3,455,969
79,725

























AMA NSAR Exhibit 77C.5-2007.doc